News Release

Media Contact:
Scott Sloat
240-855-0164
scott.sloat@sprint.com

Investor Contact:
Brad Hampton
800-259-3755
investor.relations@sprint.com

SPRINT REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2014

•	Operating Income of $420 million is best in over seven years

•	Adjusted EBITDA* of more than $1.84 billion grew 22 percent year-over-year; third consecutive quarter of year-over-year growth

•	Launched revolutionary Sprint FramilySM plans and new marketing campaigns

◦	Nearly 3 million customers now on Sprint Framily plans

•	Network deployments remain on track

◦	4G LTE coverage expected to reach 250 million people by mid-year

◦	3G and voice network rip and replace expected to be largely complete by mid-year

◦	Sprint SparkTM now available in 24 markets with the launch of six more markets today including Orlando, Fla. and Oakland, Calif.

The company’s quarterly earnings conference call will be held at 8 a.m. ET today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 15177040 or may listen via the Internet at www.sprint.com/investors.

Additional information about results can be found in the “Quarterly Investor Update” posted on our Investor Relations website at www.sprint.com/investors.

As announced earlier this year, Sprint changed its fiscal year end to March 31. As a result, Sprint’s transition period is comprised of the three-month period of January 1, 2014 through March 31, 2014 and Sprint will file a Transition Report on Form 10-K for this period.

Financial results in the enclosed tables include a predecessor period for the first quarter of 2013 related to the results of operations of Sprint Communications, Inc. (formerly Sprint Nextel) prior to the closing of the SoftBank transaction on July 10, 2013, and the applicable successor periods. In order to present financial results in a way that offers investors a more meaningful comparison of the year-over-year quarterly results, we have combined the first quarter 2013 results of operations for the predecessor and successor periods. The enclosed remarks relating to first quarter of 2013 are in reference to an unaudited combined period, unless otherwise noted. For additional information, please reference the section titled Financial Measures. Trended financial performance metrics on a combined basis can also be found at our Investor Relations website at www.sprint.com/investors.

OVERLAND PARK, Kan. - April 29, 2014 - Sprint Corporation (NYSE: S) today reported operating results for the quarter ended March 31, 2014, including consolidated operating income of $420 million, the company’s best performance in over seven years. Adjusted EBITDA* of over $1.84 billion in the quarter grew 22 percent over the prior year period, and Adjusted EBITDA* margin of 23.4 percent was the highest in almost six years.

“In the quarter, operating revenue and Adjusted EBITDA* both grew year-over-year even as investments in our network improvements continued,” said Dan Hesse, Sprint CEO. “With the expected mid-year completion of the rip and replacement of our core 3G and voice network, the ongoing roll-out of Sprint SparkTM, and the evolution of Sprint FramilySM, we plan to build the best customer experience in the industry.”

Net Loss Narrows as Adjusted EBITDA* Grows
Quarterly net loss was $151 million in the quarter, a 77 percent improvement from the first quarter of 2013, driven by growth in Adjusted EBITDA* of 22 percent compared to last year. Quarterly Adjusted EBITDA* of $1.84 billion improved by over $300 million compared to the first quarter of 2013, driven by growth in wireless Adjusted EBITDA*, partially offset by a decline in wireline. The growth in wireless Adjusted EBITDA* was primarily attributable to lower wireless expenses such as postpaid subsidy associated with impacts of the newly launched Sprint Easy Pay installment billing plan and device sales mix, lower customer care and cost of service expenses.

Subscriber Results
At the end of the quarter, the Sprint platform served nearly 54 million subscribers. During the quarter, Sprint platform postpaid gross additions grew by over 16 percent compared to the year-ago quarter, and retail smartphone sales were just under 5 million, representing 84 percent of total retail handset device sales in the quarter. Sprint reported a net loss of 231,000 Sprint platform postpaid customers during the quarter largely due to expected elevated churn levels related to service disruption associated with the company’s ongoing network overhaul. Sprint platform prepaid net loss of 364,000 customers was primarily caused by changes in the Lifeline program recertification process that impacted the Assurance Wireless® subscriber base. Sprint added 212,000 wholesale and affiliate customers during the quarter.

4G LTE, Sprint Spark and High-Definition Voice Deployment Continue to Expand
Sprint 4G LTE coverage is now available to more than 225 million people. The company continues to expect that by the middle of this year 4G LTE coverage will reach 250 million people. Additionally, Sprint’s replacement of its entire 3G and voice network and the nationwide roll-out of high-definition voice service are both expected to be largely complete by mid-year.

Deployment of Sprint Spark is also progressing with today’s launches in six more cities, including, Orlando, Fla. and Oakland, Calif. Sprint Spark is now available in 24 markets across the country and 14 Sprint Spark-capable devices are currently available, including the recently launched Samsung Galaxy S® 5 and HTC One (M8).

Sprint Spark is an innovative combination of advanced network and device technology with the potential to surpass wireless speeds of any U.S. network provider, capable of delivering 50-60 Megabits per second peak speeds today with potential speeds three times as fast by late 2015. Sprint Spark leverages the company’s 800MHz, 1.9GHz and 2.5GHz spectrum together with devices offering tri-band capability and high-definition voicei.

Sprint plans to deploy Sprint Spark in about 100 of America’s largest cities during the next three years.

Join the Framily
Early in the quarter, Sprint introduced Sprint Framily, a revolutionary new pricing program that lets customers build their own group plans bringing together their family and friends. This offering uniquely addresses the changing demographics of American society.

Although Sprint Framily was only available in Sprint-branded stores during the quarter, it has grown faster than any new Sprint rate plan on record. Nearly 3 million customers are already enjoying the benefits of Sprint Framily and additional growth is anticipated as availability expands to other distribution channels.

Sprint Leadership and Innovation Gains Third-Party Recognition
For the fourth consecutive year, Sprint received a Best-In-Class Award from ATLANTIC-ACM, which named Sprint Wholesale Solutions as No. 1 for performance in the Voice Value category. In April, Sprint was the winner of the Informa Telecoms & Media MVNO’s Industry Awards 2013 Best Wholesale Operator for the second consecutive year. Sprint also received the 2014 Compass Intelligence A-List in M2M Award for its Sprint VelocitySM solution, winning in the Enabling Software or Technology for Automotive category.

Boost Mobile received its third consecutive highest ranking for Non-Contract Providers from J.D. Power in the 2014 U.S. Wireless Purchase Experience Non-Contract StudySM, Volume 1. It was the seventh J.D. Power award since 2011for Boost which, was also named as a J.D. Power 2014 Customer Champion - one of 50 companies across many industries to earn this distinction. Additionally, Sprint CEO Dan Hesse was named a Highest Rated CEO by Glassdoor, and was the only telecommunications executive to be named by employees in the CEO rankings.

Sprint also received multiple awards for its corporate responsibility efforts. For the third straight year, Sprint was recognized as having the best phone buyback program among all major U.S. carriers by Compass Intelligence and, for the second consecutive year, Frost & Sullivan awarded Sprint its 2014 North American Award for Green Excellence. Sprint received the Supply Chain Leadership and Organizational Leadership awards from the U.S. Environmental Protection Agency for its supply chain engagement practices and the company’s continued focus to reduce greenhouse gas emissions. Finally, earlier this month PR News named Sprint as the 2014 best CSR corporation with more than 25,000 employees.

Forecast
The company now expects calendar 2014 Adjusted EBITDA* to be between $6.7 and $6.9 billion.
The company expects calendar 2014 capital expenditures of approximately $8 billion.

Wireless Operating Statistics (Unaudited)

	Quarter To Date
	3/31/14	12/31/13	3/31/13
Net (Losses) Additions (in thousands)
Sprint platform:
Postpaid (3)	(231)	58	12
Prepaid (4)	(364)	322	568
Wholesale and affiliate	212	302	(224)
Total Sprint platform	(383)	682	356
Nextel platform:
Postpaid (3)	—	—	(572)
Prepaid (4)	—	—	(199)
Total Nextel platform	—	—	(771)
Transactions:
Postpaid (3)	(102)	(127)	—
Prepaid (4)	(51)	(103)	—
Wholesale	69	25	—
Total transactions	(84)	(205)	—

Total retail postpaid net losses	(333)	(69)	(560)
Total retail prepaid net (losses) additions	(415)	219	369
Total wholesale and affiliate net additions (losses)	281	327	(224)
Total Wireless Net (Losses) Additions	(467)	477	(415)

End of Period Subscribers (in thousands)
Sprint platform:
Postpaid (3)	29,918	30,149	30,257
Prepaid (4)	15,257	15,621	15,701
Wholesale and affiliate	8,376	8,164	7,938
Total Sprint platform	53,551	53,934	53,896
Nextel platform:
Postpaid (3)	—	—	1,060
Prepaid (4)	—	—	255
Total Nextel platform	—	—	1,315
Transactions: (a)
Postpaid (3)	586	688	—
Prepaid (4)	550	601	—
Wholesale	200	131	—
Total transactions	1,336	1,420	—

Total retail postpaid end of period subscribers	30,504	30,837	31,317
Total retail prepaid end of period subscribers	15,807	16,222	15,956
Total wholesale and affiliate end of period subscribers	8,576	8,295	7,938
Total End of Period Subscribers	54,887	55,354	55,211

Supplemental Data - Connected Devices
End of Period Subscribers (in thousands)
Retail postpaid	968	922	824
Wholesale and affiliate	3,882	3,578	2,803
Total	4,850	4,500	3,627

Churn
Sprint platform:
Postpaid	2.11%	2.07%	1.84%
Prepaid	4.33%	3.01%	3.05%
Nextel platform:
Postpaid	—	—	7.57%
Prepaid	—	—	12.46%
Transactions: (a)
Postpaid	5.48%	5.48%	—
Prepaid	5.11%	8.18%	—

Total retail postpaid churn	2.18%	2.15%	2.09%
Total retail prepaid churn	4.35%	3.22%	3.26%

Nextel Platform Subscriber Recaptures
Subscribers (in thousands) (5):
Postpaid	—	—	264
Prepaid	—	—	67
Rate (6):
Postpaid	—	—	46%
Prepaid	—	—	34%
(a) We acquired approximately 352,000 postpaid subscribers and 59,000 prepaid subscribers through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid subscribers, 721,000 prepaid subscribers, 93,000 wholesale subscribers and transferred 29,000 Sprint wholesale subscribers that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid subscribers as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.

Wireless Operating Statistics (Unaudited) (continued)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	3/31/14	12/31/13	3/31/13
ARPU (b)
Sprint platform:
Postpaid	$63.52	$64.11	$63.67
Prepaid	$26.45	$26.78	$25.95
Nextel platform:
Postpaid	$—	$—	$35.43
Prepaid	$—	$—	$31.75
Transactions: (a)
Postpaid	$37.26	$36.30	$—
Prepaid	$43.80	$40.80	$—

Total retail postpaid ARPU	$62.98	$63.44	$62.47
Total retail prepaid ARPU	$27.07	$27.34	$26.08

(a) We acquired approximately 352,000 postpaid subscribers and 59,000 prepaid subscribers through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid subscribers, 721,000 prepaid subscribers, 93,000 wholesale subscribers and transferred 29,000 Sprint wholesale subscribers that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid subscribers as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.
(b)ARPU is calculated by dividing service revenue by the sum of the average number of subscribers in the applicable service category. Changes in average monthly service revenue reflect subscribers for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to subscribers, plus the net effect of average monthly revenue generated by new subscribers and deactivating subscribers.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

	Successor			Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date
	3/31/14	12/31/13	3/31/13	3/31/13	3/31/13

Net Operating Revenues	$8,875	$9,142	$—	$8,793	$8,793
Net Operating Expenses
Cost of services	2,622	2,704	—	2,640	2,640
Cost of products	2,038	2,731	—	2,293	2,293
Selling, general and administrative	2,371	2,546	14	2,336	2,350
Depreciation and amortization	1,297	1,531	—	1,492	1,492
Other, net	127	206	—	3	3
Total net operating expenses	8,455	9,718	14	8,764	8,778
Operating Income (Loss)	420	(576)	(14)	29	15
Interest expense	(516)	(502)	—	(432)	(432)
Equity in earnings (losses) of unconsolidated investments and other, net	1	55	6	(202)	(196)
Loss before Income Taxes	(95)	(1,023)	(8)	(605)	(613)
Income tax expense	(56)	(15)	(1)	(38)	(39)
Net Loss	$(151)	$(1,038)	$(9)	$(643)	$(652)
Basic Net Loss Per Common Share	$(0.04)	$(0.26)	NM	$(0.21)	NM
Diluted Net Loss Per Common Share	$(0.04)	$(0.26)	NM	$(0.21)	NM
Basic Weighted Average Common Shares outstanding	3,949	3,944	NM	3,013	NM
Diluted Weighted Average Common Shares outstanding	3,949	3,944	NM	3,013	NM
Effective Tax Rate	-58.9%	-1.5%	-12.5%	-6.3%	-6.4%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Successor			Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date
	3/31/14	12/31/13	3/31/13	3/31/13	3/31/13

Net Loss	$(151)	$(1,038)	$(9)	$(643)	$(652)
Income tax expense	56	15	1	38	39
Loss before Income Taxes	(95)	(1,023)	(8)	(605)	(613)
Equity in earnings (losses) of unconsolidated investments and other, net	(1)	(55)	(6)	202	196
Interest expense	516	502	—	432	432
Operating Income (Loss)	420	(576)	(14)	29	15
Depreciation and amortization	1,297	1,531	—	1,492	1,492
EBITDA*	1,717	955	(14)	1,521	1,507
Severance and exit costs (7)	52	206	—	25	25
Asset impairments (8)	75	—	—	—	—
Litigation (9)	—	—	—	(22)	(22)
Hurricane Sandy (10)	—	(7)	—	—	—
Adjusted EBITDA*	$1,844	$1,154	$(14)	$1,524	$1,510
Capital expenditures (2)	1,057	1,901	—	1,812	1,812
Adjusted EBITDA* less Capex	$787	$(747)	$(14)	$(288)	$(302)
Adjusted EBITDA Margin*	23.4%	14.5%	NM	19.1%	18.9%
Selected item:
Increase in deferred tax asset valuation allowance	$82	$381	$—	$265	$265

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	3/31/14	12/31/13	3/31/13

Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (3)	$5,719	$5,782	$5,773
Prepaid (4)	1,232	1,237	1,194
Wholesale, affiliate and other	145	132	133
Total Sprint platform	7,096	7,151	7,100
Nextel platform:
Postpaid (3)	—	—	143
Prepaid (4)	—	—	33
Total Nextel platform	—	—	176
Transactions:
Postpaid (3)	70	81	—
Prepaid (4)	75	80	—
Wholesale	14	10	—
Total transactions	159	171	—

Equipment revenue	999	1,161	813
Total net operating revenues	8,254	8,483	8,089

Net Operating Expenses
Cost of services	2,106	2,248	2,171
Cost of products	2,038	2,731	2,293
Selling, general and administrative	2,273	2,444	2,230
Depreciation and amortization	1,224	1,470	1,393
Other, net	123	187	—
Total net operating expenses	7,764	9,080	8,087
Operating Income (Loss)	$490	$(597)	$2

Supplemental Revenue Data
Total retail service revenue	$7,096	$7,180	$7,143
Total service revenue	$7,255	$7,322	$7,276

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	3/31/14	12/31/13	3/31/13

Operating Income (Loss)	$490	$(597)	$2
Severance and exit costs (7)	51	187	22
Asset impairments (8)	72	—	—
Litigation (9)	—	—	(22)
Hurricane Sandy (10)	—	(7)	—
Depreciation and amortization	1,224	1,470	1,393
Adjusted EBITDA*	1,837	1,053	1,395
Capital expenditures (2)	930	1,716	1,706
Adjusted EBITDA* less Capex	$907	$(663)	$(311)
Adjusted EBITDA Margin*	25.3%	14.4%	19.2%

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	3/31/14	12/31/13	3/31/13
Net Operating Revenues
Voice	$352	$386	$352
Data	62	81	94
Internet	345	374	434
Other	11	18	13
Total net operating revenues	770	859	893

Net Operating Expenses
Cost of services and products	668	659	661
Selling, general and administrative	90	95	104
Depreciation and amortization	69	62	98
Other, net	5	20	3
Total net operating expenses	832	836	866
Operating (Loss) Income	$(62)	$23	$27

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	3/31/14	12/31/13	3/31/13

Operating (Loss) Income	$(62)	$23	$27
Severance and exit costs (7)	2	20	3
Asset impairments (8)	3	—	—
Depreciation and amortization	69	62	98
Adjusted EBITDA*	12	105	128
Capital expenditures (2)	72	82	61
Adjusted EBITDA* less Capex	$(60)	$23	$67
Adjusted EBITDA Margin*	1.6%	12.2%	14.3%

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Successor			Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date
	3/31/14	12/31/13	3/31/13	3/31/13	3/31/13
Operating Activities
Net loss	$(151)	$(1,038)	$(9)	$(643)	$(652)
Depreciation and amortization	1,297	1,531	—	1,492	1,492
Provision for losses on accounts receivable	153	142	—	83	83
Share-based and long-term incentive compensation expense	35	40	—	17	17
Deferred income taxes	46	10	(1)	24	23
Equity in losses of unconsolidated investments, net	—	—	—	202	202
Contribution to pension plan	(10)	(7)	—	—	—
Call premiums on debt redemptions	—	(180)	—	—	—
Amortization and accretion of long-term debt premiums and discounts	(74)	(160)	—	14	14
Other working capital changes, net	(549)	(954)	(3)	(276)	(279)
Other, net	(225)	(145)	11	27	38
Net cash provided by (used in) operating activities	522	(761)	(2)	940	938

Investing Activities
Capital expenditures (2)	(1,488)	(1,969)	—	(1,381)	(1,381)
Expenditures relating to FCC licenses	(152)	(115)	—	(55)	(55)
Change in short-term investments, net	(115)	331	—	355	355
Decrease in restricted cash	—	3,050	—	—	—
Investment in Clearwire (including debt securities)	—	—	—	(80)	(80)
Other, net	(1)	1	—	3	3
Net cash (used in) provided by investing activities	(1,756)	1,298	—	(1,158)	(1,158)

Financing Activities
Proceeds from debt and financings	—	2,674	—	204	204
Debt financing costs	(1)	(40)	—	(10)	(10)
Repayments of debt and capital lease obligations	(159)	(2,881)	—	(59)	(59)
Proceeds from issuance of common stock and warrants, net	—	15	—	7	7
Other, net	—	1	—	—
Net cash (used in) provided by financing activities	(160)	(231)	—	142	142

Net (Decrease) Increase in Cash and Cash Equivalents	(1,394)	306	(2)	(76)	(78)

Cash and Cash Equivalents, beginning of period	6,364	6,058	5	6,351	6,356

Cash and Cash Equivalents, end of period	$4,970	$6,364	$3	$6,275	$6,278

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Successor			Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date
	3/31/14	12/31/13	3/31/13	3/31/13	3/31/13

Net Cash Provided by (Used in) Operating Activities	$522	$(761)	$(2)	$940	$938

Capital expenditures (2)	(1,488)	(1,969)	—	(1,381)	(1,381)
Expenditures relating to FCC licenses	(152)	(115)	—	(55)	(55)
Other investing activities, net	(1)	1	—	3	3
Free Cash Flow*	(1,119)	(2,844)	(2)	(493)	(495)

Debt financing costs	(1)	(40)	—	(10)	(10)
(Decrease) increase in debt and other, net	(159)	(207)	—	145	145
Proceeds from issuance of common stock and warrants, net		15	—	7	7
Decrease in restricted cash		3,050	—	—	—
Investment in Clearwire (including debt securities)		—	—	(80)	(80)
Other financing activities, net		1	—	—	—
Net Decrease in Cash, Cash
Equivalents and Short-Term Investments	$(1,279)	$(25)	$(2)	$(431)	$(433)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	Successor
	3/31/14	12/31/13
Assets
Current assets
Cash and cash equivalents	$4,970	$6,364
Short-term investments	1,220	1,105
Accounts and notes receivable, net	3,607	3,570
Device and accessory inventory	982	1,205
Deferred tax assets	128	186
Prepaid expenses and other current assets	672	628
Total current assets	11,579	13,058

Investments and other assets	892	601
Property, plant and equipment, net	16,299	16,164
Goodwill	6,383	6,434
FCC licenses and other	41,978	41,824
Definite-lived intangible assets, net	7,558	8,014
Total	$84,689	$86,095

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$3,163	$3,312
Accrued expenses and other current liabilities	5,544	6,363
Current portion of long-term debt, financing and capital lease obligations	991	994
Total current liabilities	9,698	10,669

Long-term debt, financing and capital lease obligations	31,787	32,017
Deferred tax liabilities	14,207	14,227
Other liabilities	3,685	3,598
Total liabilities	59,377	60,511

Shareholders' equity
Common shares	39	39
Paid-in capital	27,364	27,330
Accumulated deficit	(2,048)	(1,887)
Accumulated other comprehensive loss	(43)	102
Total shareholders' equity	25,312	25,584
Total	$84,689	$86,095

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	Successor
	3/31/14	12/31/13

Total Debt	$32,778	$33,011
Less: Cash and cash equivalents	(4,970)	(6,364)
Less: Short-term investments	(1,220)	(1,105)
Net Debt*	$26,588	$25,542

SCHEDULE OF DEBT (Unaudited)
(Millions)

			3/31/14
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Notes due 2021	7.250%	09/15/2021	$2,250
7.875% Notes due 2023	7.875%	09/15/2023	4,250
7.125% Notes due 2024	7.125%	06/15/2024	2,500
Sprint Corporation			9,000

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 2)	3.579%	12/15/2015	500
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
7% Senior Notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior Notes due 2022	6.000%	11/15/2022	2,280
Sprint Communications, Inc.			13,780

Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

Clearwire Communications LLC
14.75% First-Priority Senior Secured Notes due 2016	14.750%	12/01/2016	300
8.25% Exchangeable Notes due 2040	8.250%	12/01/2040	629
Clearwire Communications LLC			929

iPCS Inc.
Second Lien Senior Secured Floating Rate Notes due 2014	3.488%	05/01/2014	181
iPCS Inc.			181

EKN Secured Equipment Facility ($1 Billion)	2.030%	03/30/2017	762

Vendor financing notes - Clearwire Communications LLC		2015	13

Tower financing obligation	6.092%	09/30/2021	327
Capital lease obligations and other		2014 - 2023	174
TOTAL PRINCIPAL			31,370

Net premiums			1,408
TOTAL DEBT			$32,778
Supplemental information:
The Company had $2.4 billion of borrowing capacity available under our unsecured revolving bank credit facility as of March 31, 2014. Our unsecured revolving bank credit facility expires in February 2018.
In May 2012, certain of our subsidiaries entered into a $1.0 billion secured equipment credit facility to finance equipment-related purchases for Network Vision. The facility is equally divided into two consecutive tranches of $500 million, with the drawdown availability contingent upon Sprint's acquisition of equipment-related purchases from Ericsson, up to the maximum of each tranche, ending on May 31, 2013 and May 31, 2014, for the first and second tranche, respectively. Interest and principal are payable semi-annually with a final maturity of March 2017 for both tranches.
*This table excludes (i) our unsecured revolving bank credit facility, which will expire in 2018 and has no outstanding balance, (ii) $914 million in letters of credit outstanding under the unsecured revolving bank credit facility, (iii) vendor financing notes assumed in the Clearwire Acquisition, and (iv) all capital leases and other financing obligations.

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1) Except for the quarter-to-date March 31, 2014 and December 31, 2013 periods, financial results include a Predecessor period from January 1, 2012, through the closing of the SoftBank transaction on July 10, 2013, and a Successor period from October 5, 2012 through December 31, 2013. In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined results of operations and cash flows for the Predecessor and Successor periods for the three-month period ended March 31, 2013. (See Financial Measures for further information)
(2) Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures includes total capitalized interest of $13 million for the successor quarter-to-date March 31, 2014 period and $15 million for the predecessor quarter-to-date March 31, 2013 period and can be found in the Condensed Consolidated Cash Flow Information and the Reconciliation to Free Cash Flow*.
(3) Postpaid subscribers on the Sprint platform are defined as retail postpaid devices with an active line of service on the CDMA network, including subscribers utilizing WiMax and LTE technology. Postpaid subscribers previously on the Nextel platform are defined as retail postpaid subscribers on the iDEN network, which was shut-down on June 30, 2013. Postpaid subscribers from transactions are defined as retail postpaid subscribers acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform. During the quarter-to-date March 31, 2014 period, the Sprint platform subscriber results included approximately 516,000 tablet net adds, which generally generate a significantly lower ARPU than other postpaid subscribers.
(4) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers and session-based tablet users who utilize the CDMA network and WiMax and LTE technology via our multi-brand offerings. Prepaid subscribers previously on the Nextel platform are defined as retail prepaid subscribers who utilized the iDEN network, which was shut-down on June 30, 2013. Prepaid subscribers from transactions are defined as retail prepaid subscribers acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.
(5) Nextel Subscriber Recaptures are defined as the number of subscribers that deactivated service from the postpaid or prepaid Nextel platform, as applicable, during each period but remained with the Company as subscribers on the postpaid or prepaid Sprint platform, respectively. Subscribers that deactivated service from the Nextel platform and activated service on the Sprint platform are included in the Sprint platform net additions for the applicable period.
(6) The Postpaid and Prepaid Nextel Recapture Rates are defined as the portion of total subscribers that left the postpaid or prepaid Nextel platform, as applicable, during the period and were retained on the postpaid or prepaid Sprint platform, respectively.
(7) Severance and lease exit costs are primarily associated with workforce reductions and exit costs associated with the Nextel platform and those related to exiting certain operations of Clearwire.
(8) For the quarter-to-date March 31, 2014 period, asset impairment activity is primarily due to network equipment assets that are no longer necessary for management's strategic plans.
(9) For the quarter-to-date March 31, 2013 period, litigation activity is primarily a result of favorable developments in connection with a tax (non-income) related contingency.
(10) Hurricane Sandy amounts for the quarter-to-date December 31, 2013 period represent insurance recoveries.

*FINANCIAL MEASURES

On July 9, 2013, Sprint Communications, Inc. (formerly Sprint Nextel Corporation) completed its acquisition of Clearwire. On July 10, 2013 we consummated the SoftBank Merger with Starburst II, which immediately changed its name to Sprint Corporation (now referred to as the Company or Sprint). As a result of these transactions, the assets and liabilities of Sprint Communications, Inc. and Clearwire were adjusted to fair value on the respective closing dates. The Company's financial statement presentations herein distinguish between a predecessor period relating to Sprint Communications, Inc. for periods prior to the SoftBank Merger (Predecessor) and a successor period (Successor). The Successor information represents Sprint Corporation, which includes the activity and accounts of Sprint Communications as of and for the three-month periods ended March 31, 2014 and December 31, 2013. The accounts and activity for the successor periods from October 5, 2012 (date of inception) to December 31, 2012 and from January 1, 2103 to July 10, 2013 consist of the activity of Starburst II prior to the close of the SoftBank Merger. The Predecessor information contained herein represents the historical basis of presentation for Sprint Communications, Inc. for all periods prior to the SoftBank Merger date on July 10, 2013. As a result of the valuation of assets acquired and liabilities assumed at fair value at the time of the SoftBank Merger and Clearwire Acquisition, the financial statements for the successor period are presented on a measurement basis different than the predecessor period, which was Sprint Communication’s historical cost, and are, therefore, not comparable.

In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined the current and prior year results of operations for the predecessor with successor results of operations on an unaudited combined basis. The combined information for the three-month period ended March 31, 2013 does not purport to represent what our consolidated results of operations would have been if the acquisition had occurred as of the beginning of 2013.

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. Other than the use of non-GAAP combined results as described above, we have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, and amounts included as investments in Clearwire and Sprint Communications, Inc. during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, subscriber growth, and liquidity, and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the ability to operationalize the anticipated benefits from the SoftBank, Clearwire and U.S. Cellular transactions, the development and deployment of new technologies; efficiencies and cost savings of new technologies and services; customer and network usage; customer growth and retention; service, speed, coverage and quality; availability of devices; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, and when filed our Transition Report on Form 10-K for the period ended March 31, 2014. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint
Sprint (NYSE: S) offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint served nearly 55 million customers as of March 31, 2014 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint as the most improved company in customer satisfaction, across all 47 industries, during the last five years. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America in 2011, 2012 and 2013. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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i Sprint Spark actual deployment plans and speeds will be determined over time based on many factors, including build economics and the availability of equipment, devices and applications.